EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

           August 25, 2004
           Thomas S. Irwin (954) 987-4000 ext. 7560
           Victor H. Mendelson (305) 374-1745 ext. 7590

                           HEICO REPORTS SIGNIFICANTLY
                            INCREASED 3rd Qtr RESULTS
           150% Increase in Net Income and Continued Strong Cash Flow;
         29% Increase in Operating Income on 23% Increase in Net Sales;
                     Raises 2004 Sales and Earnings Targets

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A and HEI) today reported that net income for the third quarter of 2004 increased 150% to $8,115,000, or 32 cents per diluted share, compared to net income of $3,240,000, or 13 cents per diluted share, for the third quarter of fiscal 2003. For the first nine months of fiscal 2004, net income increased 78% to $15,464,000, or 60 cents per diluted share, from $8,682,000, or 36 cents per diluted share, in the first nine months of fiscal 2003.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Operating income increased 29% to $7,870,000 for the third quarter of fiscal 2004 from $6,101,000 for the third quarter of fiscal 2003 and increased 37% to $22,615,000 for the first nine months of fiscal 2004 from $16,561,000 for the first nine months of fiscal 2003.

Net sales for the third quarter of fiscal 2004 were up 23% to $55,820,000 from $45,412,000 in the third quarter of fiscal 2003. Net sales increased 20% to $154,764,000 in the first nine months of fiscal 2004 from $128,791,000 in the first nine months of fiscal 2003.

Net income for the third quarter and the first nine months of fiscal 2004 includes $4.0 million in proceeds (net of the minority interest's share of the income) from a key-person life insurance policy maintained by a subsidiary of the Company's Flight Support Group. In the attached Condensed Consolidated Statements of Operations, the life insurance proceeds are excluded from the computation of operating income and reported after operating income. Included in

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operating income for the third quarter and first nine months of fiscal 2004 are
$600,000 of pre-tax restructuring expenses within certain subsidiaries of the Flight Support Group that provide repair and overhaul services and $235,000 of pre-tax legal and other costs related to litigation brought by a subsidiary of the Company's Electronic Technologies Group. The net impact of the life insurance proceeds reduced by the restructuring expenses and litigation-related expenses increased net income by $3.6 million, or $.14 per diluted share, for the third quarter and first nine months of fiscal 2004.

Cash flow from operating activities for the first nine months of fiscal 2004 increased 80% to $32.6 million, including $5.0 million from the life insurance proceeds, from $18.1 million in the first nine months of fiscal 2003 and equaled 211% of the Company's net income. Capital expenditures totaled $3.4 million in the first nine months of fiscal 2004.

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "Based on our operating results through the third quarter and current market conditions, we are raising our fiscal 2004 sales growth target to 20% over fiscal 2003 and increasing our diluted earnings per share target to a range of $.78 - $.80, which would represent a significant increase of over 50% from fiscal 2003 per share results. Fiscal 2004 cash flow from operating activities should approximate $39 - $40 million, which would represent an $11 - $12 million increase over fiscal 2003. Capital expenditures should total $5 - $6 million in fiscal 2004.

We are pleased to report both increased sales and improved margins in each of our business segments and our PMA aftermarket sales reached an all time quarterly high in the third quarter. This reflects both organic growth, which approximated 15% in the third quarter of fiscal 2004 over the third quarter of fiscal 2003, and growth through acquiring profitable, well-managed businesses. We also believe that our ongoing new product development efforts and strategic relationships with some of the world's major airlines continue to contribute to the improved operating results within the Flight Support Group where sales have exceeded our internal targets.

Operating margins within our Flight Support Group continue to show year-over-year improvement despite the restructuring expenses incurred in the third quarter of fiscal 2004. We believe these restructuring efforts, which include consolidation of two West Coast repair and overhaul facilities and related management hiring and relocation expenses, will allow us to better serve our customers while further improving operating margins.

As we continue to add new products and further penetrate our markets, we expect the Flight Support Group's operating margins in the fourth quarter of fiscal 2004 to continue to show year-over-year improvement, while maintaining strong operating margins in the Electronic Technologies Group.

We are also pleased to note continued very strong cash flow. Cash flow from operating activities in the third quarter of fiscal 2004 totaled $15.9 million, allowing us to reduce borrowings under our revolving credit facility by $8.0 million in the quarter while increasing cash and cash equivalent investments by $4.8 million.

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As we look to the fourth quarter of fiscal 2004, fiscal 2005 and beyond, we believe we have established a strong foundation for long-term growth in sales and earnings. With both traffic and capacity growing within the commercial airline industry, our focus on new product development in both our business segments and our strong balance sheet, HEICO is poised for continued strong growth."

All per share and share information in this release has been adjusted retroactively to give effect to a 10% stock dividend paid in January 2004.

The 29% increase in operating income for the third quarter and the 37% increase in operating income for the first nine months of fiscal 2004 over the comparable periods of fiscal 2003 reflect increased sales and higher margins within each of the Company's two operating segments, the Flight Support Group (FSG) and the Electronic Technologies Group (ETG).

For the third quarter of fiscal 2004, sales of the FSG increased 22% to $40,086,000 from $32,742,000 for the third quarter of fiscal 2003. For the first nine months of fiscal 2004, sales of the FSG increased 18% to $112,053,000 from $95,004,000 for the first nine months of fiscal 2003. The increase in revenues for the third quarter and first nine months of fiscal 2004 versus the respective fiscal 2003 periods resulted primarily from improved demand for the Company's replacement parts and repair and overhaul services, which reflects continuing recovery in the commercial airline industry, as well as increased sales of new products.

Operating income of the FSG increased 25% to $6,006,000 for the third quarter of fiscal 2004 from $4,797,000 for the third quarter of fiscal 2003 and increased 21% to $17,344,000 for the first nine months of fiscal 2004 from $14,336,000 for the first nine months of fiscal 2003. The increase in operating income for the third quarter and the first nine months of fiscal 2004 reflects the higher sales and improved margins within the FSG.

Sales of the ETG increased 23% to $15,743,000 for the third quarter of fiscal 2004 from $12,814,000 for the third quarter of fiscal 2003 and increased 26% to $42,825,000 for the first nine months of fiscal 2004 from $34,102,000 for the first nine months of fiscal 2003. The increase in sales for the third quarter and the first nine months of fiscal 2004 is primarily due to the acquisition of Sierra Microwave Technology in December 2003.

Operating income of the ETG increased 27% to $3,428,000 for the third quarter of fiscal 2004 from $2,702,000 for the third quarter of fiscal 2003 and increased 79% to $9,615,000 for the first nine months of fiscal 2004 from $5,374,000 for the first nine months of fiscal 2003. The increase in operating income for the third quarter and the first nine months of fiscal 2004 reflects the acquisition of Sierra.

There are currently approximately 14.3 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 9.9 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

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As previously announced, HEICO will hold a conference call on Thursday, August
26, 2004 at 8:30 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial:
U.S./Canada/International/Local 302-709-8328, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM409831. A digital replay will be available one hour after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local 402-220-2946 and enter Passcode/Conference ID 409831#.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and assumptions. HEICO's actual results could differ materially from those expressed in or implied by those forward-looking statements as a result of factors, including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aerospace, defense, space and electronics industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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HEICO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                                                        THREE MONTHS ENDED JULY 31,
                                                                ------------------------------------------
                                                                     2004                        2003
                                                                --------------              --------------
Net sales                                                       $   55,820,000              $   45,412,000
Cost of sales                                                       36,204,000 /(1)/            30,276,000
Selling, general and administrative expenses                        11,746,000 /(2)//(3)/        9,035,000
                                                                --------------              --------------
Operating income                                                     7,870,000                   6,101,000
Interest expense                                                      (250,000)                   (307,000)
Interest and other income                                               93,000                      17,000
Life insurance proceeds                                              5,000,000 /(4)/                    --
                                                                --------------              --------------
Income before income taxes and minority interests                   12,713,000                   5,811,000
Income tax expense                                                   2,591,000                   2,107,000
                                                                --------------              --------------
Income before minority interests                                    10,122,000                   3,704,000
Minority interests' share of income                                  2,007,000                     464,000
                                                                --------------              --------------
Net income                                                      $    8,115,000 /(4)//(5)/   $    3,240,000
                                                                ==============              ==============

Net income per share: /(6)/
  Basic                                                         $          .34 /(4)//(5)/   $          .14
  Diluted                                                       $          .32 /(4)//(5)/   $          .13

Weighted average number of common shares outstanding: /(6)/
  Basic                                                             24,165,595                  23,234,687
  Diluted                                                           25,755,455                  24,463,742

                                                                        THREE MONTHS ENDED JULY 31,
                                                                ------------------------------------------
                                                                     2004                        2003
                                                                --------------              --------------
Operating segment information: -
  Net sales:
    Flight Support Group                                        $   40,086,000              $   32,742,000
    Electronic Technologies Group                                   15,743,000                  12,814,000
    Intersegment sales                                                  (9,000)                   (144,000)
                                                                --------------              --------------
                                                                $   55,820,000              $   45,412,000
                                                                ==============              ==============
  Operating income:
    Flight Support Group                                        $    6,006,000 /(1)//(2)/   $    4,797,000
    Electronic Technologies Group                                    3,428,000 /(3)/             2,702,000
    Other, primarily corporate                                      (1,564,000)                 (1,398,000)
                                                                --------------              --------------
                                                                $    7,870,000              $    6,101,000
                                                                ==============              ==============

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HEICO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                                                        NINE MONTHS ENDED JULY 31,
                                                                ------------------------------------------
                                                                     2004                        2003
                                                                --------------              --------------
Net sales                                                       $  154,764,000              $  128,791,000
Cost of sales                                                      100,898,000 /(1)/            85,978,000
Selling, general and administrative expenses                        31,251,000 /(2)//(3)/       26,252,000
                                                                --------------              --------------
Operating income                                                    22,615,000                  16,561,000
Interest expense                                                      (882,000)                   (937,000)
Interest and other income                                               95,000                     106,000
Life insurance proceeds                                              5,000,000 /(4)/                    --
                                                                --------------              --------------
Income before income taxes and minority interests                   26,828,000                  15,730,000
Income tax expense                                                   7,447,000                   5,605,000
                                                                --------------              --------------
Income before minority interests                                    19,381,000                  10,125,000
Minority interests' share of income                                  3,917,000                   1,443,000
                                                                --------------              --------------
Net income                                                      $   15,464,000 /(4)//(5)/   $    8,682,000
                                                                ==============              ==============

Net income per share: /(6)/
  Basic                                                         $          .64 /(4)//(5)/   $          .38
  Diluted                                                       $          .60 /(4)//(5)/   $          .36

Weighted average number of common shares outstanding: /(6)/
  Basic                                                             23,986,315                  23,147,042
  Diluted                                                           25,709,844                  24,409,265

                                                                        NINE MONTHS ENDED JULY 31,
                                                                ------------------------------------------
                                                                     2004                        2003
                                                                --------------              --------------
Operating segment information: -
  Net sales:
    Flight Support Group                                        $  112,053,000              $   95,004,000
    Electronic Technologies Group                                   42,825,000                  34,102,000
    Intersegment sales                                                (114,000)                   (315,000)
                                                                --------------              --------------
                                                                $  154,764,000              $  128,791,000
                                                                ==============              ==============

  Operating income:
    Flight Support Group                                        $   17,344,000 /(1)//(2)/   $   14,336,000
    Electronic Technologies Group                                    9,615,000 /(3)/             5,374,000
    Other, primarily corporate                                      (4,344,000)                 (3,149,000)
                                                                --------------              --------------
                                                                $   22,615,000              $   16,561,000
                                                                ==============              ==============

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HEICO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS  (Unaudited)

                                                                 JULY 31, 2004    OCTOBER 31, 2003
                                                                ---------------   ----------------
Cash and cash equivalents                                       $     8,270,000   $     4,321,000
Accounts receivable, net                                             31,502,000        28,820,000
Inventories                                                          48,977,000        51,240,000
Prepaid expenses and other current assets                            10,424,000        10,103,000
                                                                ---------------   ---------------
  Total current assets                                               99,173,000        94,484,000
Property, plant and equipment, net                                   36,799,000        35,537,000
Goodwill                                                            216,801,000       188,700,000
Other assets                                                         15,862,000        14,523,000
                                                                ---------------   ---------------
  Total assets                                                  $   368,635,000   $   333,244,000
                                                                ===============   ===============

Current maturities of long-term debt                            $        58,000   $        29,000
Other current liabilities                                            25,678,000        22,657,000
                                                                ---------------   ---------------
  Total current liabilities                                          25,736,000        22,686,000
Long-term debt, net of current maturities                            36,086,000        31,984,000
Other non-current liabilities                                        21,019,000        16,479,000
                                                                ---------------   ---------------
  Total liabilities                                                  82,841,000        71,149,000
Minority interests in consolidated subsidiaries                      43,816,000        40,577,000
Shareholders' equity                                                241,978,000       221,518,000
                                                                ---------------   ---------------
  Total liabilities and shareholders' equity                    $   368,635,000   $   333,244,000
                                                                ===============   ===============

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                    NINE MONTHS ENDED JULY 31,
                                                                ---------------------------------
                                                                      2004             2003
                                                                ---------------   ---------------
Cash flows from operating activities:
  Net income                                                    $    15,464,000   $     8,682,000
  Depreciation and amortization                                       5,126,000         5,004,000
  Deferred income tax provision                                       3,654,000         2,858,000
  Minority interests' share of income                                 3,917,000         1,443,000
  (Increase) decrease in accounts receivable                           (897,000)        1,400,000
  Decrease in inventories                                             2,459,000         1,258,000
  Other                                                               2,881,000        (2,534,000)
                                                                ---------------   ---------------
    Net cash provided by operating activities                        32,604,000        18,111,000
                                                                ---------------   ---------------
Cash flows from investing activities:
  Capital expenditures                                               (3,442,000)       (3,137,000)
  Acquisitions and related costs, net of cash acquired              (28,064,000)       (1,530,000)
  Other                                                              (1,159,000)          197,000
                                                                ---------------   ---------------
    Net cash used in investing activities                           (32,665,000)       (4,470,000)
                                                                ---------------   ---------------
Cash flows from financing activities:
  Borrowings (payments) on revolving credit facilities, net           4,000,000       (12,000,000)
  Cash dividends paid                                                (1,201,000)       (1,055,000)
  Other                                                               1,211,000          (390,000)
                                                                ---------------   ---------------
    Net cash provided by (used in) financing activities               4,010,000       (13,445,000)
                                                                ---------------   ---------------
Net increase in cash and cash equivalents                             3,949,000           196,000
Cash and cash equivalents at beginning of year                        4,321,000         4,539,000
                                                                ---------------   ---------------
Cash and cash equivalents at end of period                      $     8,270,000   $     4,735,000
                                                                ===============   ===============

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HEICO CORPORATION
FOOTNOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

----------

(1) Includes $350,000 related to inventory write-downs of an aggregate $600,000 (see also Note 2 below) in restructuring expenses recorded by the Company in July 2004 within certain subsidiaries of the Flight Support Group that provide repair and overhaul services ("the repair and overhaul subsidiaries").

(2) Includes $250,000 related to management hiring/relocation related expenses of an aggregate $600,000 (see also Note 1 above) in restructuring expenses recorded by the repair and overhaul subsidiaries in July 2004.

(3) Includes $235,000 of legal and other costs related to litigation brought by a subsidiary of the Electronic Technologies Group against two former employees for breach of contract and other possible causes of action against the former employees and others.

(4) Represents proceeds from a $5.0 million key-person life insurance policy maintained by a subsidiary of the Flight Support Group. The minority interest's share of this income totaled $1.0 million, which is reported as a component of minority interests' share of income. Accordingly, the life insurance proceeds increased net income by $4.0 million, or $.17 per basic and $.16 per diluted share.

(5) The restructuring expenses (see Notes 1 and 2 above) decreased net income by $301,000, or $.01 per basic and diluted share. The litigation-related expenses (see Note 3 above) decreased net income by $148,000, or $.01 per basic and diluted share.

(6) All per share and share information has been adjusted retroactively to give effect to a 10% stock dividend paid in January 2004.